Filed Pursuant to Rule 424(b)(5)
Registration No. 333-275376

PROSPECTUS SUPPLEMENT

(To Prospectus Supplements dated March 22, 2024 and May 16, 2024 and Prospectus dated March 22, 2024)

Up to $14,900,000

Common Stock

This prospectus supplement amends and supplements the information in the prospectus supplements, dated March 22, 2024 and May 16, 2024 (the “Prior Prospectus Supplements”), filed with the Securities and Exchange Commission as a part of our registration statement on Form S-3 (File No. 333-275376), relating to the offer and sale of up to $7,000,000 of shares of our common stock, $0.01 par value per share, pursuant to the Controlled Equity OfferingSM Sales Agreement (the “Sales Agreement”), dated March 8, 2024, we previously entered into with Cantor Fitzgerald & Co. and A.G.P./Alliance Global Partners (each an “Agent” and together, the “Agents”). This prospectus supplement is registering the offer and sale of up to $14,900,000 of shares of our common stock from and after the date hereof in addition to any shares of our common stock sold under the Prior Prospectus Supplements. This prospectus supplement should be read in conjunction with the Prior Prospectus Supplements and accompanying prospectus thereto, and is qualified by reference thereto, except to the extent that the information herein amends or supersedes the information contained in the Prior Prospectus Supplements and accompanying prospectus. This prospectus supplement is not complete without, and may only be delivered or utilized in connection with, the Prior Prospectus Supplements and accompanying prospectus and any future amendments or supplements thereto.

The Prior Prospectus Supplements indicated that we were, at that time, subject to General Instruction I.B.6 of Form S-3, which limited the amount that we were able to sell under the registration statement of which the prospectus forms a part. We are currently no longer subject to the offering limits imposed by General Instruction I.B.6 of Form S-3. If we become subject to the offering limits in General Instruction I.B.6 of Form S-3 in the future, we will file another prospectus supplement.

As of the date of this prospectus supplement, we have previously sold $5.9 million of shares of common stock registered pursuant to the Prior Prospectus Supplements.

Our common stock is listed on the NYSE American under the symbol “PZG.” On November 19, 2025, the closing sale price of our common stock was $1.22 per share.

Investing in our common stock involves risks. See the “Risk Factors” on page S-7 of the Prior Prospectus Supplements and under similar headings in other documents that are incorporated by reference into this prospectus supplement and the Prior Prospectus Supplements for a discussion of the factors you should consider before making a decision to invest in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the Prior Prospectus Supplements and accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Cantor	A.G.P.

The date of this prospectus supplement is November 20, 2025.